Exhibit 10.13

March 1, 2010

Mr. Gerald Haines

57 Alderbrook Drive

Topsfield, Massachusetts 01983

Dear Gerry,

On behalf of Mercury Computer Systems, Inc., we are pleased to offer you the position of Senior Vice President Corporate Development and Chief Legal Officer, reporting to Mark Aslett, President, and CEO. You will receive a bi-weekly salary of $11,153.84. Based upon our current Annual Executive Bonus Plan, you will also be eligible to earn an annual target bonus equal to 60% of your base pay ($174,000), based on the achievement of individual objectives (25% weighting) and Mercury Computer Systems financial goals (75% weighting). The target bonus is paid annually, generally in August and is pro-rated for FY10 based on date of hire. You will be eligible for a salary review in FY 2011 along with the other members of the executive team. Any executive salary changes are recommended by Mark and approved by the Compensation Committee based upon the FY individual performance as well as internal and external pay relationships.

In addition to your target bonus, you will be eligible to participate with other senior executives in an FY2011 (commencing on July 1, 2010) Overachievement Award pool. Your target Over Achievement award is up to 60% of your base salary. This is based upon Mercury Computer Systems over achieving a budgeted financial target set by the Compensation Committee. This will be paid annually – 50% in cash generally in August and 50% to be paid out over a three year period of time.

In addition, you will be granted 55,000 shares of restricted stock. The shares will be granted on the 15th of the month following your date of hire. This stock grant has a four year vesting schedule. One fourth of the shares will vest on each anniversary of the grant date, provided that you remain employed by us or one of our subsidiaries as of each such date. Your restricted stock award will also be subject to the terms and conditions of Mercury’s 2005 Stock Incentive Plan and an award agreement between you and us.

You will be receiving a Change in Control Agreement that upon your signature will be in effect while you are employed with Mercury and subject to renewal as described in the current change in control document.

You will also receive a $50,000 (gross) hiring bonus upon commencement of Mercury employment. If within one year of joining Mercury you should leave other than for Good Reason or be terminated for Cause you agree to pay back this hiring bonus.

If during your employment following your date of hire you should lose your job as a result of job elimination for any reason other than Cause, or if you terminate your employment for Good Reason on your part, you will receive 12 months base pay, benefits continuation and executive outplacement.

“Cause” is defined to include: the willful and continued failure to perform substantially the duties and responsibilities of your position with Mercury after written demand or conviction by a court of competent jurisdiction for felony criminal conduct or a plea of nolo contendere to a felony; or the willful engaging in fraud, dishonesty or other misconduct which is demonstrably and materially injurious to Mercury or our reputation, monetarily or otherwise. No act, or failure to act, on your part will be deemed “willful” unless committed or omitted by you in bad faith and without reasonable belief that your act or failure to act was in, or not opposed to, the best interest of Mercury.

“Good Reason” is defined to include: a material diminution in your responsibilities, authority or duties as in effect on the date of the acceptance or a material diminution in your annual base salary, except for across-the-board salary reductions based on our financial performance similarly affecting all or substantially all senior management employees of Mercury; or a material change in the geographic location at which you provide services to Mercury.

In addition to your salary, Mercury offers a comprehensive benefits package, which includes health, dental, short and long-term disability, life insurance, educational reimbursement, and a 401K plan.

This offer is contingent upon you providing references and a successful background check. This offer of employment is contingent upon your signing and returning to us this offer letter and the enclosed Mercury Confidentiality Agreement prior to your start date.

This entire offer is also contingent upon the approval of the Mercury Compensation Committee.

If you have any questions or concerns relating to this document, they must be resolved prior to your start date.

Mercury is required to formally confirm the citizenship status of all new associates. On your first day, you will be required to provide proof of US citizenship (either passport or birth certificate) or your Green Card if you are a legal permanent resident of the U.S. If you are not a U.S. citizen or Green Card holder, please bring your passport and proof of U.S. employment eligibility. If your position requires access to classified information, you must be willing to be submitted for a security clearance. As a Federal contractor, Mercury is required to verify the employment eligibility of new employees using the government’s electronic verification system after acceptance of this offer and within 3 days of date of hire. Successful verification is necessary to confirm work authorization and continued employment.

By signing this offer letter you acknowledge that you understand and agree to the following:

1. You are not under any contractual or other restriction that would prevent you from working for Mercury Computer Systems, Inc.;

2. All employment with Mercury Computer Systems, Inc. is at will, with either party free to terminate the employment relationship any time;

3. You must comply with the Immigration Reform and Control Act of 1986. This law requires you to establish your identity and employment eligibility. In order to satisfy these requirements, you will be required to complete Section 1 of the enclosed Employment Verification Form and bring the documents identified in Section 2 on your first day of work.

Gerry, we all look forward to your joining the Mercury executive leadership team. Together we will be able to realize our goals and accomplish great things. Please sign one copy of this offer letter and return to me in the enclosed envelope no later than March 5, 2010.

Very truly yours,

/s/ Craig Saline

Craig Saline
Senior Vice President, Human Resources
Mercury Computer Systems, Inc.

/s/ Gerald M. Haines II	3/3/10
Accepted	Date

T.B.D.
Start Date